             Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
August 5, 2020	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com
Energizer Holdings, Inc. Announces Fiscal 2020 Third Quarter Results

•Reported Net sales increased 1.7% to $658.0 million driven by strong performance in batteries and auto leading to organic growth of 3.4%1.

•Diluted net earnings from continuing operations per common share was $0.37 in the third fiscal quarter compared to $0.07 in the prior year third quarter, and Adjusted Diluted net earnings from continuing operations per common share was $0.50 compared to $0.37 in the prior year third quarter1. Incremental net COVID-19 costs and interest reduced reported and adjusted earnings per share by $0.11.

•Adjusted free cash flow in the current quarter increased $136.4 million, or 20.7% of Net sales, for a year-to-date adjusted free cash flow1 of $243.7 million, or 12.3% of Net sales.

•Providing fiscal 2020 Guidance1 on Net Sales growth of 9% to 10%, including organic growth of 1% to 1.5%, and Adjusted Diluted EPS from continuing operations of $2.45 to $2.55, inclusive of the impacts of COVID-19.

St. Louis —August 5, 2020—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the third fiscal quarter, which ended June 30, 2020. Net earnings from continuing operations were $29.0 million, or $0.37 per diluted common share, compared to net earnings from continuing operations of $9.2 million, or $0.07 per diluted common share, in the prior year third quarter. Adjusted Net earnings from continuing operations in the third quarter were $38.5 million, or $0.50 per diluted common share, compared to Adjusted Net earnings from continuing operations of $30.5 million, or $0.37 per diluted common share, in the third quarter of 2019.

Net earnings in the quarter were negatively impacted by the pandemic, which included approximately $9 million of operational costs incurred to maintain business continuity and approximately $4 million of higher interest to strengthen liquidity. These incremental costs in Cost of products sold and Interest expense were offset by lower net SG&A costs of approximately $4 million as we reduced travel related costs due to restrictions caused by the pandemic.

“Our colleagues around the globe continue to perform at an exceptionally high level with unwavering teamwork, focus and agility necessary during these challenging times,” said Alan Hoskins, Chief Executive Officer. “As I said last quarter, the safety and well-being of our colleagues is our number one priority, while also maintaining business continuity with our customers to serve our consumers. During the quarter, we flawlessly executed new distribution gains and continued to make significant progress on our integration initiatives. Reflecting on the great work by our team, adjusted earnings per share grew 35 percent, which included overcoming significant incremental costs caused by COVID-19. We are also well-positioned in the fourth quarter to continue our momentum and expect to achieve full-year organic net sales growth of 1% to 1.5%."

Third Quarter 2020 Financial Highlights (Unaudited)
The following is a summary of key results for the third quarter of fiscal 2020. All comparisons are with the third quarter of fiscal 2019 and represent continuing operations unless otherwise stated.

•Net sales were $658.0 million, an increase of 1.7%: (1)

◦Organic Net sales increased $22.3 million, or 3.4%, primarily due to increased distribution and improved pricing, partially offset by

◦Unfavorable movement in foreign currencies, which resulted in decreased sales of $11.6 million, or 1.7%.

__________________
1) See Press Release attachments and supplemental schedules for additional information, including the GAAP and Non-GAAP reconciliations.

•Gross margin percentage on a reported basis was 40.0%, versus 38.1% in the prior year. Excluding the current and prior year costs related to acquisition, integration and inventory step up, adjusted gross margin was 40.8%, up 80 basis points from the prior year. This improvement was driven by realized synergies and favorable material pricing, partially offset by operational costs related to COVID-19 of approximately $9 million, or 140 basis points, and unfavorable foreign currency movements of $9.3 million, or 70 basis points. (1)

•A&P was 5.7% of net sales, or $37.3 million, compared to 5.3% in the prior year, an increase of $3.0 million due to planned incremental investment in our branded product portfolio.

•SG&A, excluding acquisition and integration costs, was 16.2% of net sales, or $106.7 million, compared to prior year of 17.4% of net sales, a decrease of $5.8 million driven by synergy realization primarily due to transition service agreement (TSA) exits and reduced spending in the quarter due in part to COVID-19 net impacts, including travel restrictions. (1)

•Interest expense was $50.8 million compared to $51.9 million for the prior year comparative period. Despite approximately $4 million in incremental interest resulting from our April 2020 $250 million bond add on and additional revolver draw to increase liquidity during the pandemic, interest expense decreased by $1.1 million due to lower rates in the current year.

•Income tax rate on a year to date basis was 25.9% as compared to 30.3% in the prior year. Excluding Non-GAAP adjustments, the year to date tax rate was 22.9% as compared to 20.4% in the prior year. (1)

•Diluted net earnings from continuing operations per common share for the quarter was $0.37 and Adjusted Diluted net earnings from continuing operations per common share for the quarter was $0.50. (1)

•Net cash from operating activities from continuing operations on a year to date basis was $231.9 million and Adjusted Free cash flow from continuing operations on a year to date basis was $243.7 million, or 12.3% of net sales. (1)

•Dividend payments in the quarter were $20.6 million, or $0.30 per common share, and $4.0 million, or $1.875 per share of mandatory preferred convertible stock.

(1) See Press Release attachments and supplemental schedules for additional information, including the GAAP to Non-GAAP reconciliations.

Total Net sales (In millions - Unaudited)
For the Quarter and Nine Months Ended June 30, 2020
	Q3	% Chg	Nine Months	% Chg
Net sales - FY'19	$647.2		$1,775.5
Organic	22.3	3.4%	17.6	1.0%
Impact of Battery Acquisition	—	—%	125.5	7.1%
Impact of Auto Care Acquisition	—	—%	85.1	4.8%
Change in Argentina	0.1	—%	(0.4)	—%
Impact of currency	(11.6)	(1.7)%	(21.5)	(1.3)%
Net sales - FY'20	$658.0	1.7%	$1,981.8	11.6%

Total Net sales increased 1.7%, or $10.8 million:

•Organic Net sales increased 3.4%, or $22.3 million, in the third fiscal quarter due to the following items:

◦Increased distribution, primarily in North America, contributed 2.7% to the organic increase;

◦Increased year over year replenishment volume, primarily in North America battery sales, contributed 1.4% to the organic increase, and this was almost entirely offset by the decrease in organic sales of 1.3% caused by the pandemic impact, primarily in the international developing and distributor markets; and

◦Favorable pricing added 0.6%.

•Unfavorable movement in foreign currencies resulted in decreased sales of $11.6 million, or 1.7%.

The above reflects our view of the impacts of the pandemic on our business based on trends that existed prior to its escalation on a global scale. Overall, we experienced significant disruption in auto care and many of our international markets in the first part of the quarter, while battery sales in North America experienced a consistently high level of demand throughout the quarter. As countries and states began to reopen, we did experience recovery in auto care and international sales during the latter part of the quarter.

Total Segment profit (In millions - Unaudited)
For the Quarter and Nine Months Ended June 30, 2020
	Q3	% Chg	Nine Months	% Chg
Segment profit - FY'19	$144.8		$440.6
Organic	19.7	13.6%	9.0	2.0%
Impact of Battery Acquisition	—	—%	27.9	6.3%
Impact of Auto Care Acquisition	—	—%	17.1	3.9%
Change in Argentina	0.4	0.3%	(0.5)	(0.1)%
Impact of currency	(7.2)	(5.0)%	(12.8)	(2.9)%
Segment profit - FY'20	$157.7	8.9%	$481.3	9.2%

Total Segment profit in the third fiscal quarter increased $12.9 million, or 8.9%. The organic increase of $19.7 million, or 13.6%, was driven by top-line organic growth, realized synergies and improved material pricing. In addition, we experienced favorable SG&A due to reduced spending, driven in part by COVID-19 related travel restrictions and realized synergies. Slightly offsetting the organic growth were operational costs related to COVID-19 of approximately $9 million, which impacted gross margin, as well as the planned higher A&P investment. Argentina operations, which had a favorable impact on segment profit, contributed $0.4 million, or 0.3%, and unfavorable foreign currency impacts had a negative impact of $7.2 million, or 5.0%.

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached for further information on our above breakouts.

Financial Outlook for Fiscal 2020
The company has been able to operate effectively thus far in the environment relating to the COVID-19 pandemic and continues to move forward with its integration efforts for the acquired battery and auto care businesses, with expected synergy realization remaining unchanged.

As we approach the fiscal year end, we have experienced negative impacts on net sales and gross margin due to the pandemic and the related country and state lockdowns and expect further disruption may occur in the future. We have also incurred incremental costs to ensure the health and safety of our colleagues and continuity of our business, as well as increased interest to provide sufficient liquidity during the pandemic. Some of those costs are expected to continue in the future. We expect the full fiscal 2020 impact of the incremental COVID-19 costs to be the following:

Incremental costs in Cost of Products Sold    $15 to $18 million
Reduced SG&A primarily due to decreased travel  $7 to $8 million
Increased Interest expense related to incremental liquidity  $9 to $10 million

Considering our current view of the pandemic’s impact in fiscal 2020, the company is providing the following financial outlook for Fiscal 2020:

•Reported Net sales growth is expected to be in the range of 9% to 10%, including organic growth of 1% to 1.5%.

•Adjusted EBITDA is expected to be in the range of $575 to $585 million, reflecting the negative impacts of COVID-19 discussed above.

•Adjusted EPS is expected to be in the range of $2.45 to $2.55, which includes negative impacts of COVID-19 discussed above. That includes the negative impact of $0.19 to $0.22 resulting from incremental costs and interest expense to ensure business continuity and increase liquidity during the pandemic. This outlook also includes the negative impact of currency movements of approximately $0.16 since our previous outlook provided in February 2020.

•Adjusted free cash flow is expected to be in excess of $300 million.

This outlook includes our best estimate of the COVID-19 pandemic impacts based on the current environment and impacts reported through the third fiscal quarter. This outlook does not include any benefit associated with storm activity in the fourth fiscal quarter, which, if it occurs, would be incremental.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on third fiscal quarter earnings and recent trends in the business. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/34852

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
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This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:
•market and economic conditions;

•market trends in the categories in which we compete;
•the impact of the COVID-19 outbreak on consumer demand, costs, product mix, the availability of our products, our strategic initiatives, our and our partners' global supply chains, operations and routes to market;
•our ability to integrate businesses, to realize the projected results of the acquired businesses, and to obtain expected cost savings, synergies and other anticipated benefits of the acquired businesses within the expected timeframe, or at all;
•the impact of the acquired businesses on our business operations;
•the success of new products and the ability to continually develop and market new products;
•our ability to attract, retain and improve distribution with key customers;
•our ability to continue planned advertising and other promotional spending;
•our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;
•the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;
•our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;
•financial strength of distributors and suppliers;
•our ability to improve operations and realize cost savings;
•the impact of the United Kingdom’s future trading relationships following its exit from the European Union;
•the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;
•the impact of adverse or unexpected weather conditions;
•uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark;
•the impact of raw materials and other commodity costs;
•the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations;
•costs and reputational damage associated with cyber-attacks or information security breaches or other events;
•the impact of advertising and product liability claims and other litigation; and
•compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.
In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 19, 2019, and in our Form 10-Q filed with the Securities and Exchange Commission on May 7, 2020.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended June 30,		For the Nine Months Ended June 30,
	2020	2019	2020	2019
Net sales	$658.0	$647.2	$1,981.8	$1,775.5
Cost of products sold (1)	394.8	400.9	1,181.7	1,059.5
Gross profit	263.2	246.3	800.1	716.0
Selling, general and administrative expense (1)	112.8	127.6	351.0	373.5
Advertising and sales promotion expense	37.3	34.3	106.9	99.9
Research and development expense (1)	8.4	9.5	25.6	23.7
Amortization of intangible assets	14.3	14.4	42.3	30.1
Interest expense (1) (2)	50.8	51.9	149.0	177.3
Other items, net (1)	0.7	(0.8)	5.8	(13.9)
Earnings before income taxes	38.9	9.4	119.5	25.4
Income tax provision	9.9	0.2	31.0	7.7
Net earnings from continuing operations	29.0	9.2	88.5	17.7
Net earnings/(loss) from discontinued operations (3)	0.8	(1.8)	(130.3)	(12.8)
Net earnings/(loss)	29.8	7.4	(41.8)	4.9
Mandatory preferred stock dividends	(4.0)	(4.4)	(12.1)	(7.7)
Net earnings/(loss) attributable to common shareholders	$25.8	$3.0	$(53.9)	$(2.8)

Basic net earnings per common share - continuing operations	$0.37	$0.07	$1.11	$0.15
Basic net earnings/(loss) per common share - discontinued operations	0.01	(0.03)	(1.89)	(0.19)
Basic net earnings/(loss) per common share	$0.38	$0.04	$(0.78)	$(0.04)

Diluted net earnings per common share - continuing operations	$0.37	$0.07	$1.10	$0.15
Diluted net earnings/(loss) per common share - discontinued operations	0.01	(0.03)	(1.88)	(0.19)
Diluted net earnings/(loss) per common share	$0.38	$0.04	$(0.78)	$(0.04)

Weighted average shares of common stock - Basic	68.5	69.6	68.9	65.5
Weighted average shares of common stock - Diluted	68.7	70.6	69.4	66.5

(1) See the Supplemental Schedules - Non-GAAP Reconciliations attached which break out the Acquisition and integration related costs included within these lines.

(2) Interest expense for the nine months ended June 30, 2020 includes a $4.2 million loss on extinguishment of debt associated with the term loan refinancing. Interest expense for the nine months ended June 30, 2019 includes Acquisition debt commitment fees, interest and ticking fees of $65.6 million associated with the Battery and Auto Care Acquisitions.

(3) Included in these results is the pre-tax loss on the disposition of the Varta consumer battery business of $137.2 million in the nine months ended June 30, 2020. The Net loss on discontinued operations is net of an income tax benefit of $0.4 million and $6.6 million for the quarter and nine months ended June 30, 2020, respectively and an income tax expense of $0.4 million and a benefit of $2.5 million for the quarter and nine months ended June 30, 2019, respectively.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	June 30, 2020	September 30, 2019
Current assets
Cash and cash equivalents	$595.6	$258.5
Trade receivables	317.9	340.2
Inventories	518.6	469.3
Other current assets	186.0	177.1
Assets held for sale	—	791.7
Total current assets	$1,618.1	$2,036.8
Property, plant and equipment, net	344.9	362.0
Operating lease assets	123.0	—
Goodwill	1,008.7	1,004.8
Other intangible assets, net	1,923.4	1,958.9
Deferred tax asset	22.8	22.8
Other assets	85.6	64.3
Total assets	$5,126.5	$5,449.6

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$91.3	$—
Current portion of capital leases	1.7	1.6
Notes payable	205.4	31.9
Accounts payable	321.7	299.0
Current operating lease liabilities	14.3	—
Other current liabilities	350.0	333.6
Liabilities held for sale	—	402.9
Total current liabilities	$984.4	$1,069.0
Long-term debt	3,252.5	3,461.6
Operating lease liabilities	112.6	—
Deferred tax liability	172.5	170.6
Other liabilities	218.7	204.6
Total liabilities	$4,740.7	$4,905.8
Shareholders' equity
Common stock	0.7	0.7
Mandatory convertible preferred stock	—	—
Additional paid-in capital	859.1	870.3
Retained earnings	10.8	129.5
Treasury stock	(179.5)	(158.4)
Accumulated other comprehensive loss	(305.3)	(298.3)
Total shareholders' equity	$385.8	$543.8
Total liabilities and shareholders' equity	$5,126.5	$5,449.6

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Nine Months Ended June 30,
	2020	2019
Cash Flow from Operating Activities
Net (loss)/earnings	$(41.8)	$4.9
Net loss from discontinued operations	(130.3)	(12.8)
Net earnings from continuing operations	88.5	17.7
Non-cash integration and restructuring charges	12.1	—
Depreciation and amortization	84.3	70.8
Deferred income taxes	2.1	(1.2)
Share-based compensation expense	21.2	20.8
Mandatory transition tax	—	0.7
Inventory step up	—	33.7
Non-cash items included in income, net	22.6	(3.0)
Other, net	0.2	(16.7)
Changes in current assets and liabilities used in operations	0.9	(92.4)
Net cash from operating activities from continuing operations	231.9	30.4
Net cash used by operating activities from discontinued operations	(12.9)	(23.4)
Net cash from operating activities	219.0	7.0
Cash Flow from Investing Activities
Capital expenditures	(44.4)	(36.4)
Proceeds from sale of assets	1.5	0.1
Acquisitions, net of cash acquired	(4.5)	(2,453.8)
Net cash used by investing activities from continuing operations	(47.4)	(2,490.1)
Net cash from/(used by) investing activities from discontinued operations	280.9	(403.1)
Net cash from/(used by) investing activities	233.5	(2,893.2)
Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	620.6	1,800.0
Payments on debt with maturities greater than 90 days	(770.3)	(513.8)
Net increase/(decrease) in debt with original maturities of 90 days or less	171.5	(204.5)
Debt issuance costs	(6.1)	(40.1)
Net proceeds from issuance of mandatory convertible preferred shares	—	199.5
Net proceeds from issuance of common stock	—	205.3
Dividends paid on common stock	(64.3)	(61.7)
Dividends paid on mandatory convertible preferred stock	(12.1)	(4.0)
Common stock purchased	(45.0)	(45.0)
Taxes paid for withheld share-based payments	(9.7)	(7.2)
Net cash (used by)/from financing activities from continuing operations	(115.4)	1,328.5
Net cash used by financing activities from discontinued operations	(1.1)	(2.9)
Net cash (used by)/from financing activities	(116.5)	1,325.6

Effect of exchange rate changes on cash	1.1	(1.3)

Net increase/(decrease) in cash, cash equivalents, and restricted cash from continuing operations	70.2	(1,132.5)
Net increase/(decrease) in cash, cash equivalents, and restricted cash from discontinued operations	266.9	(429.4)
Net increase/(decrease) in cash, cash equivalents, and restricted cash	337.1	(1,561.9)
Cash, cash equivalents, and restricted cash, beginning of period	258.5	1,768.3
Cash, cash equivalents, and restricted cash, end of period	$595.6	$206.4

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Nine Months Ended June 30, 2020
The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs and related items, settlement loss on pension plan terminations, loss on extinguishment of debt, and the one-time impact of the CARES Act and the December 2017 Tax Cuts and Jobs Act (2017 tax reform). In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, and the charges related to acquisition and integration costs have all been excluded from segment profit.

Adjusted Net Earnings From Continuing Operations and Adjusted Diluted Net Earnings Per Common Share - Continuing Operations (EPS). These measures exclude the impact of the costs related to acquisition and integration, the loss on extinguishment of debt and the one-time impact of the CARES Act and 2017 tax reform.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration costs and the loss on extinguishment of debt, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred, as well as the one-time impact of the CARES Act and 2017 tax reform.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the impact of acquisitions, change in Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. Energizer completed the Auto Care Acquisition on January 28, 2019 and the Battery Acquisition on January 2, 2019. These adjustments include the impact of the acquisitions' ongoing operations contributed to each respective income statement caption for the first year's operations directly after the acquisition date. This does not include the impact of acquisition and integration costs associated with any acquisition.

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted SG&A as percent of sales, adjusted R&D, adjusted interest expense and adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration and the loss on extinguishment of debt.

Free Cash Flow and Adjusted Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities from continuing operations reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration expenses and integration capital expenditures. The expense cash payments are net of the statutory tax benefit associated with the payment.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, settlement loss on pension plan termination and share based payments.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Nine Months Ended June 30, 2020 (In millions - Unaudited)

Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before income taxes, for the quarter and nine months ended June 30, 2020 and 2019, respectively, are presented below:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net Sales
Americas	$491.9	$465.1	$1,416.3	$1,220.2
International	166.1	182.1	565.5	555.3
Total net sales	$658.0	$647.2	$1,981.8	$1,775.5
Segment Profit
Americas	122.9	103.8	353.9	308.6
International	34.8	41.0	127.4	132.0
Total segment profit	$157.7	$144.8	$481.3	$440.6
General corporate and other expenses (1)	(25.6)	(29.9)	(74.0)	(78.3)
Global marketing expense (2)	(7.4)	(3.0)	(19.1)	(12.5)
Research and development expense - Adjusted (3)	(8.2)	(9.2)	(24.4)	(23.4)
Amortization of intangible assets	(14.3)	(14.4)	(42.3)	(30.1)
Acquisition and integration costs (4)	(11.4)	(28.0)	(47.6)	(159.9)
Interest expense - Adjusted (5) (6)	(50.8)	(51.9)	(144.8)	(111.7)
Loss on extinguishment of debt (6)	—	—	(4.2)	—
Other items, net - Adjusted (7)	(1.1)	1.0	(5.4)	0.7
Total earnings before income taxes	$38.9	$9.4	$119.5	$25.4
(1) Recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(2) The quarter and nine months ended June 30, 2020 includes $3.0 million and $8.5 million recorded in SG&A, respectively, and $4.4 million and $10.6 million recorded in Advertising and sales promotion expense, respectively, in the Consolidated (Condensed) Statement of Earnings. The quarter and nine months ended June 30, 2019 includes $0.6 million and $4.0 million recorded in SG&A, respectively, and $2.4 million and $8.5 million recorded in Advertising and sales promotion expense, respectively, in the Consolidated (Condensed) Statement of Earnings.
(3) Research and development expense for the quarter and nine months ended June 30, 2020 included $0.2 million and $1.2 million, respectively, and included $0.3 million for the quarter and nine months ended June 30, 2019 of acquisition and integration costs which have been reclassified for purposes of the reconciliation above.
(4) See the Supplemental Schedules - Non-GAAP Reconciliations for where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(5) Interest expense for the nine months ended June 30, 2019 included $65.6 million of Acquisition debt commitment fees, interest and ticking fees which have been reclassified for purposes of the reconciliation above.
(6) Loss on extinguishment of debt for the nine months ended June 30, 2020 includes the write off of deferred financing fees related to the term loan refinancing in December 2019 and was recorded in interest expense on the Consolidated (Condensed) Statement of Earnings.
(7) See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2020	2019	2020	2019
Batteries	$470.7	$457.2	$1,520.3	$1,398.5
Auto Care	161.4	160.8	370.3	289.9
Lights and Licensing	25.9	29.2	91.2	87.1
Total net sales	$658.0	$647.2	$1,981.8	$1,775.5

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Nine Months Ended June 30, 2020
(In millions, except per share data - Unaudited)

The following tables provide a reconciliation of Net earnings from continuing operations and Diluted net earnings per common share - continuing operations to Adjusted net earnings from continuing operations and Adjusted diluted net earnings per share - continuing operations, which are non-GAAP measures.

	For the Quarter Ended June 30,		For the Nine Months Ended June 30,
	2020	2019	2020	2019
Net earnings/(loss) attributable to common shareholders	$25.8	$3.0	$(53.9)	$(2.8)
Mandatory preferred stock dividends	(4.0)	(4.4)	(12.1)	(7.7)
Net earnings/(loss)	29.8	7.4	(41.8)	4.9
Net earnings/(loss) from discontinued operations	0.8	(1.8)	(130.3)	(12.8)
Net earnings from continuing operations	$29.0	$9.2	$88.5	$17.7
Pre-tax adjustments
Acquisition and integration (1)	11.4	28.0	47.6	159.9
Loss on extinguishment of debt (2)	—	—	4.2	—
Total adjustments, pre-tax	11.4	28.0	51.8	159.9
After tax adjustments
Acquisition and integration	7.8	22.1	35.3	129.1
Loss on extinguishment of debt	—	—	3.2	—
One-time impact of the CARES Act	1.7	—	5.1	—
One-time impact of 2017 tax reform	—	(0.8)	—	0.7
Total adjustments, after tax	9.5	21.3	43.6	129.8
Adjusted net earnings from continuing operations (3)	$38.5	$30.5	$132.1	$147.5
Mandatory preferred stock dividends	(4.0)	(4.4)	(12.1)	(7.7)
Adjusted net earnings from continuing operations attributable to common shareholders	$34.5	$26.1	$120.0	$139.8

Diluted net earnings per common share - continuing operations	$0.37	$0.07	$1.10	$0.15
Adjustments
Acquisition and integration	0.11	0.31	0.51	1.81
Loss on extinguishment of debt	—	—	0.05	—
One time impact of the CARES Act	0.02	—	0.07	—
One-time impact of 2017 tax reform	—	(0.01)	—	0.01
Impact for diluted share calculation (4)	—	—	—	0.10
Adjusted diluted net earnings per diluted common share - continuing operations	$0.50	$0.37	$1.73	$2.07
Weighted average shares of common stock - Diluted	68.7	70.6	69.4	66.5
Adjusted Weighted average shares of common stock - Diluted (4)	68.7	70.6	69.4	71.2
(1) See Supplemental Schedules - Non-GAAP Reconciliations for where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.
(2) This loss on extinguishment of debt is associated with the term loan refinancing which occurred in the first fiscal quarter of 2020 and was recorded in interest expense on the Consolidated (Condensed) Statement of Earnings.
(3) The effective tax rate for the quarters ended June 30, 2020 and 2019 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 23.5% and 18.4%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The effective tax rate for the nine months ended June 30, 2020 and 2019 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 22.9% and 20.4%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The increase in the rate versus prior year is due to the country mix of earnings, which drove a higher foreign tax rate as well as the expiration of certain tax holidays in foreign jurisdictions.
The year to date GAAP rate basis was 25.9% as compared to 30.3% in the prior year. The current year rate includes costs related to acquisition and integration as well as the Coronavirus Aid, Relief and Economic Security (CARES) Act, which provides, among other things, increased interest deduction limitations to companies which can decrease overall cash taxes paid. The prior year rate includes $0.7 million for the one-time impact of 2017 tax reform and the impact of disallowed transaction costs resulting from the acquisitions, which drove a higher tax rate in the prior year.
(4) For the nine months ended June 30, 2019 calculation, the Adjusted Weighted average shares of common stock - Diluted is assuming conversion of the preferred shares as those results are more dilutive. The shares have been adjusted for the 4.7 million share conversion and the preferred dividend has been adjusted out of the Adjusted net earnings.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Nine Months Ended June 30, 2020
(In millions, except per share data - Unaudited)

Net sales	Q1'20	% Chg	Q2'20	% Chg	Q3'20	% Chg	Nine Months '20	% Chg
Americas
Net sales - prior year	$373.5		$381.6		$465.1		$1,220.2
Organic	(19.0)	(5.1)%	10.9	2.9%	33.6	7.2%	25.5	2.1%
Impact of Battery Acquisition	107.1	28.7%	—	—%	—	—%	107.1	8.8%
Impact of Auto Care Acquisition	52.9	14.2%	21.1	5.5%	—	—%	74.0	6.1%
Change in Argentina	0.2	0.1%	(0.7)	(0.2)%	0.1	—%	(0.4)	—%
Impact of currency	(0.2)	(0.1)%	(3.0)	(0.8)%	(6.9)	(1.4)%	(10.1)	(0.9)%
Net sales - current year	$514.5	37.8%	$409.9	7.4%	$491.9	5.8%	$1,416.3	16.1%
International
Net sales - prior year	$198.4		$174.8		$182.1		$555.3
Organic	(0.7)	(0.4)%	4.1	2.3%	(11.3)	(6.2)%	(7.9)	(1.4)%
Impact of Battery Acquisition	18.4	9.3%	—	—%	—	—%	18.4	3.3%
Impact of Auto Care Acquisition	8.5	4.3%	2.6	1.5%	—	—%	11.1	2.0%
Impact of currency	(2.3)	(1.2)%	(4.4)	(2.5)%	(4.7)	(2.6)%	(11.4)	(2.1)%
Net sales - current year	$222.3	12.0%	$177.1	1.3%	$166.1	(8.8)%	$565.5	1.8%
Total Net Sales
Net sales - prior year	$571.9		$556.4		$647.2		$1,775.5
Organic	(19.7)	(3.4)%	15.0	2.7%	22.3	3.4%	17.6	1.0%
Impact of Battery Acquisition	125.5	21.9%	—	—%	—	—%	125.5	7.1%
Impact of Auto Care Acquisition	61.4	10.7%	23.7	4.3%	—	—%	85.1	4.8%
Change in Argentina	0.2	—%	(0.7)	(0.1)%	0.1	—%	(0.4)	—%
Impact of currency	(2.5)	(0.4)%	(7.4)	(1.4)%	(11.6)	(1.7)%	(21.5)	(1.3)%
Net sales - current year	$736.8	28.8%	$587.0	5.5%	$658.0	1.7%	$1,981.8	11.6%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Nine Months Ended June 30, 2020
(In millions, except per share data - Unaudited)

Segment profit	Q1'20	% Chg	Q2'20	% Chg	Q3'20	% Chg	Nine Months '20	% Chg
Americas
Segment profit - prior year	$116.1		$88.7		$103.8		$308.6
Organic	(17.1)	(14.7)%	8.6	9.7%	22.8	22.0%	14.3	4.6%
Impact of Battery Acquisition	21.8	18.8%	—	—%	—	—%	21.8	7.1%
Impact of Auto Care Acquisition	9.1	7.8%	6.7	7.6%	—	—%	15.8	5.1%
Change in Argentina	(0.6)	(0.5)%	(0.3)	(0.3)%	0.4	0.4%	(0.5)	(0.2)%
Impact of currency	(0.1)	(0.1)%	(1.9)	(2.2)%	(4.1)	(4.0)%	(6.1)	(1.9)%
Segment profit - current year	$129.2	11.3%	$101.8	14.8%	$122.9	18.4%	$353.9	14.7%
International
Segment profit - prior year	$54.6		$36.4		$41.0		$132.0
Organic	(8.3)	(15.2)%	6.1	16.8%	(3.1)	(7.6)%	(5.3)	(4.0)%
Impact of Battery Acquisition	6.1	11.2%	—	—%	—	—%	6.1	4.6%
Impact of Auto Care Acquisition	1.0	1.8%	0.3	0.8%	—	—%	1.3	1.0%
Impact of currency	(1.2)	(2.2)%	(2.4)	(6.6)%	(3.1)	(7.5)%	(6.7)	(5.1)%
Segment profit - current year	$52.2	(4.4)%	$40.4	11.0%	$34.8	(15.1)%	$127.4	(3.5)%
Total Segment profit
Segment profit - prior year	$170.7		$125.1		$144.8		$440.6
Organic	(25.4)	(14.9)%	14.7	11.8%	19.7	13.6%	9.0	2.0%
Impact of Battery Acquisition	27.9	16.3%	—	—%	—	—%	27.9	6.3%
Impact of Auto Care Acquisition	10.1	5.9%	7.0	5.6%	—	—%	17.1	3.9%
Change in Argentina	(0.6)	(0.4)%	(0.3)	(0.2)%	0.4	0.3%	(0.5)	(0.1)%
Impact of currency	(1.3)	(0.6)%	(4.3)	(3.5)%	(7.2)	(5.0)%	(12.8)	(2.9)%
Segment profit - current year	$181.4	6.3%	$142.2	13.7%	$157.7	8.9%	$481.3	9.2%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Nine Months Ended June 30, 2020
(In millions, except per share data - Unaudited)

Gross profit	Q1'20	Q2'20	Q3'20	Q1'19	Q2'19	Q3'19	Q3'20 YTD	Q3'19 YTD
Net sales	$736.8	$587.0	$658.0	$571.9	$556.4	$647.2	$1,981.8	$1,775.5
Cost of products sold - adjusted	428.6	343.1	389.3	296.4	330.5	388.5	1,161.0	1,015.4
Adjusted Gross profit	$308.2	$243.9	$268.7	$275.5	$225.9	$258.7	$820.8	$760.1
Adjusted Gross margin	41.8%	41.6%	40.8%	48.2%	40.6%	40.0%	41.4%	42.8%
Acquisition and integration costs	6.9	8.3	5.5	—	4.5	5.9	20.7	10.4
Inventory step up	—	—	—	—	27.2	6.5	—	33.7
Reported Cost of products sold	435.5	351.4	394.8	296.4	362.2	400.9	1,181.7	1,059.5
Gross profit	$301.3	$235.6	$263.2	$275.5	$194.2	$246.3	$800.1	$716.0
Gross margin	40.9%	40.1%	40.0%	48.2%	34.9%	38.1%	40.4%	40.3%

SG&A	Q1'20	Q2'20	Q3'20	Q1'19	Q2'19	Q3'19	Q3'20 YTD	Q3'19 YTD
Segment SG&A	$84.1	$82.4	$78.5	$65.8	$81.4	$82.8	$245.0	$230.0
Corporate SG&A	24.0	23.0	25.2	18.7	28.6	29.1	72.2	76.4
Global Marketing	2.9	2.6	3.0	1.2	2.2	0.6	8.5	4.0
SG&A Adjusted - subtotal	$111.0	$108.0	$106.7	$85.7	$112.2	$112.5	$325.7	$310.4
SG&A Adjusted % of Net sales	15.1%	18.4%	16.2%	15.0%	20.2%	17.4%	16.4%	17.5%
Acquisition and integration costs	11.1	8.1	6.1	18.9	29.1	15.1	25.3	63.1
Reported SG&A	$122.1	$116.1	$112.8	$104.6	$141.3	$127.6	$351.0	$373.5
Reported SG&A % of Net sales	16.6%	19.8%	17.1%	18.3%	25.4%	19.7%	17.7%	21.0%

Other items, net	Q1'20	Q2'20	Q3'20	Q1'19	Q2'19	Q3'19	Q3'20 YTD	Q3'19 YTD
Interest income	$(0.1)	$(0.1)	$(0.2)	$(0.3)	$(0.7)	$(0.3)	$(0.4)	$(1.3)
Foreign currency exchange (gain)/loss	(0.4)	5.5	2.9	(1.1)	3.8	(0.3)	8.0	2.4
Pension benefit other than service costs	(0.5)	(0.5)	(0.5)	(0.7)	(0.7)	(0.7)	(1.5)	(2.1)
Other	0.1	0.3	(1.1)	—	—	0.3	(0.7)	0.3
Other items, net - Adjusted	$(0.9)	$5.2	$1.1	$(2.1)	$2.4	$(1.0)	$5.4	$(0.7)
Acquisition foreign currency loss/(gain)	2.2	—	—	(9.0)	—	0.9	2.2	(8.1)
Interest income on restricted cash	—	—	—	(5.8)	—	—	—	(5.8)
Transition services agreement income	(0.3)	(0.1)	(0.4)	—	(0.1)	(0.7)	(0.8)	(0.8)
Gain on sale of assets	(1.0)	—	—	—	—	—	(1.0)	—
Settlement of acquired business hedging contract	—	—	—	—	1.5	—	—	1.5
Acquisition and integration cost	$0.9	$(0.1)	$(0.4)	$(14.8)	$1.4	$0.2	$0.4	$(13.2)
Total Other items, net	$—	$5.1	$0.7	$(16.9)	$3.8	$(0.8)	$5.8	$(13.9)

Acquisition and integration	Q1'20	Q2'20	Q3'20	Q1'19	Q2'19	Q3'19	Q3'20 YTD	Q3'19 YTD
Inventory step up (COGS)	$—	$—	$—	$—	$27.2	$6.5	$—	$33.7
Cost of products sold	6.9	8.3	5.5	—	4.5	5.9	20.7	10.4
SG&A	11.1	8.1	6.1	18.9	29.1	15.1	25.3	63.1
Research and development	0.4	0.6	0.2	—	—	0.3	1.2	0.3
Interest expense	—	—	—	32.4	33.2	—	—	65.6
Other items, net	0.9	(0.1)	(0.4)	(14.8)	1.4	0.2	0.4	(13.2)
Acquisition and integration related items	$19.3	$16.9	$11.4	$36.5	$95.4	$28.0	$47.6	$159.9

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter and Nine Months Ended June 30, 2020
(In millions, except per share data - Unaudited)

	Q3'20	Q2'20	Q1'20	Q4'19	LTM 6/30/20 (1)	Q3'19
Net earnings from continuing operations	$29.0	$13.7	$45.8	$47.0	$135.5	$9.2
Income tax provision	9.9	8.2	12.9	0.7	31.7	0.2
Earnings before income taxes	38.9	21.9	58.7	47.7	167.2	9.4
Interest expense	50.8	47.2	51.0	48.7	197.7	51.9
Depreciation & Amortization	28.2	28.5	27.6	22.0	106.3	30.8
EBITDA	$117.9	$97.6	$137.3	$118.4	$471.2	$92.1
Adjustments:
Acquisition and integration costs	11.4	16.9	19.3	28.5	76.1	28.0
Settlement loss on pension plan terminations	—	—	—	3.7	3.7	—
Share-based payments	5.3	8.7	7.2	6.3	27.5	6.7
Adjusted EBITDA	$134.6	$123.2	$163.8	$156.9	$578.5	$126.8
(1) LTM defined as the latest 12 months for the period ending June 30, 2020.

Free Cash Flow	Q3'20 YTD	Q3'19 YTD
Net cash from operating activities from continuing operations	$231.9	$30.4
Capital expenditures	(44.4)	(36.4)
Proceeds from sale of assets	1.5	0.1
Free cash flow from continuing operations - subtotal	$189.0	$(5.9)
Cash paid for acquisition and integration expenses	27.3	143.5
Cash paid for integration related capital expenditures	27.4	—
Adjusted Free cash flow	$243.7	$137.6

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
FY 2020 Outlook
(In millions, except per share data - Unaudited)

Fiscal Year 2020 Outlook Reconciliation - Adjusted earnings from continuing operations and Adjusted diluted net earnings per common share - continuing operations (EPS)

(in millions, except per share data)	Net earnings from continuing operations			EPS from continuing operations
Fiscal Year 2020 - GAAP Outlook	$130	to	$144	$1.64	to	$1.85
Impacts:
Acquisition and integration costs, net of tax benefit	56	to	49	$0.81	to	$0.70

Fiscal Year 2020 - Adjusted Outlook	$186	to	$193	$2.45	to	$2.55
Weighted average shares - Diluted (1)				69.5		69.5

Fiscal Year 2020 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Net earnings from continuing operations	$130	to	$144
Income tax provision	27	to	45
Earnings before income taxes	$157	to	$189
Interest expense	205	to	200
Amortization	57	to	56
Depreciation	53	to	50
EBITDA	$472	to	$495

Adjustments:
Integration costs	75	to	65
Share-based payments	28		25
Adjusted EBITDA	$575	to	$585

Adjusted Free Cash Flow Outlook. The Company is unable to provide a reconciliation to the full year 2020 Adjusted free cash flow in excess of $300 million due to uncertainty regarding the timing and amount of future acquisition and integration costs and related payments